EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-131716 on Form S-1 of our report dated March 19, 2007 relating to the financial statements of GeoMet, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006) appearing in the Annual Report on Form 10-K of GeoMet Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in such Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

March 28, 2007